Ortho Biotech Products, L.P. Receives Subpoena on PROCRIT(r)

BRIDGEWATER, N.J., Oct 1, 2004 -- Ortho Biotech Products, L.P., a Johnson & Johnson company, has received a subpoena from the Inspector General, Department of Health and Human Services, requesting documents related to the sales and marketing of PROCRIT(R) (Epoetin alfa), a prescription treatment for anemia.

The company is cooperating in responding to the subpoena.